Exhibit 99.1

Kenexa Appoints Troy Kanter to President and Chief Operating Officer

WAYNE, Pa. (November 27, 2006) - Kenexa® (NASDAQ: KNXA), a leading provider of talent acquisition and retention solutions, today announced that Troy Kanter, who joined the company in 1997 and currently holds the position of president, Human Capital Management, has been appointed to company president and chief operating officer, effective November 30, 2006.

Rudy Karsan, Chief Executive Officer, Kenexa, stated, “As a member of our board and executive team, Troy’s contributions to Kenexa are substantial.  His strong background in sales, marketing and operations makes him the ideal candidate to assume this role in our organization and we’re looking forward to the benefits of his continued leadership and counsel.”

Kanter’s new role will include the responsibilities of Elliot Clark, who  resigned from his position as chief operating officer and as a member of the board, effective November 30, 2006, to pursue personal interests. Karsan commented, “We thank Elliot for his years of service and wish him success in his new endeavors.”

About Kenexa

Kenexa Corporation (NASDAQ:KNXA) provides outsourcing, employee research and software to help organizations more effectively recruit and retain a productive workforce. Kenexa solutions include applicant tracking, employment process outsourcing, onboarding, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Headquartered in Wayne, Pa. (outside Philadelphia), Kenexa employs more than 1200 people worldwide. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

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Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein are the trademarks of their respective owners. Photos of Troy Kanter are available from The Devon Group.

MEDIA CONTACTS:

Sarah Teten
Kenexa
1-800-391-9557
sarah.teten@kenexa.com

Jeanne Achille
The Devon Group
1-732-224-1000, ext. 11
jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty
Integrated Corporate Relations
617-956-6730
kdoherty@icrinc.com